EXHIBIT 23


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the incorporation by reference in the Registration Statements (Form S-4 No. 333-06443 and Form S-8 No. 333-12807) pertaining to (a) Superior Services, Inc.'s registration of 2,500,000 shares of its common stock and (b) the Superior Services, Inc. 1996 Equity Incentive Plan, 1993 Incentive Stock Option Plan and various other individual Employment, Stock Option and Stock Purchase Agreements of our report dated January 31, 1997, with respect to the consolidated financial statements and schedules of Superior Services, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 1996.



   ERNST & YOUNG LLP

   Milwaukee, Wisconsin
   March 24, 1997